Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

Exhibit 10.15

SUBLICENSE AGREEMENT

between

1451 INTERNATIONAL, LTD.,

a California corporation

and

SECOND RENAISSANCE, LLC,

a California limited liability company

(collectively, “Sublicensor”)

and

ETERNAL IMAGE,

a Michigan limited liability company

(“Sublicensee”)

Date: July 21, 2005

07/08/05

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

SUBLICENSE AGREEMENT

(“Caskets & Urns”)

THIS SUBLICENSE AGREEMENT (the "Agreement") is entered into effective as of the 21st day of July, 2005 by and among SECOND RENAISSANCE, LLC, a California limited liability company (“SRLLC”) and 1451 INTERNATIONAL LTD., a California corporation ("1451")  (collectively, “Sublicensor”), and ETERNAL IMAGE, a Michigan limited liability company ("Sublicensee").

RECITALS

A.

Sublicensor has an exclusive worldwide license (the “License Agreement”) to manufacture and sell products constituting reproductions and adaptations of works of art (the "Properties") which are the exclusive property of the Biblioteca Apostolica Vaticana ("BAV" or the "Vatican Library").  There are other licensees that hold exclusive worldwide licenses with the Ufficio Vendita Pubblicazioni e Riproduzioni dei Musei Vaticani ("UVPR") in relation to the Vatican Library in specified product categories. Sublicensor has made Sublicensee aware of these other licensees and the scope of their licenses.

B.

The foregoing third party direct licenses are issued and administered by the UVPR of the sovereign State of Vatican City. Under no condition or circumstance can the rights of such licensees be violated. SRLLC and 1451 (Sublicensor) and Sublicensee guarantee not to infringe on any and all of the rights that are owned by other companies or licensees. Ignorance of such rights does not lessen the culpability and severity of violation of said rights. Should any of these three companies (or parties and/or affiliates) infringe on such rights, they alone and exclusively are liable. It is further guaranteed that the UVPR and BAV, the Vatican City State and the Roman Catholic Church are completely and fully excluded from any legal action that might arise from such infringement.

C.

Sublicensor has the right to sublicense the rights granted by its License Agreement, subject to written approval of UVPR. The approval of this Agreement by UVPR is conditional to the prior consultation with BAV.

D.

The UVPR, along with its prior consultation with the BAV, retains the exclusive and sole right to refuse the granting of its approval based on serious reasons, such as that which would present the Vatican City State or the Roman Catholic Church or the UVPR or the BAV in a negative light due to a negative historical/personal background of a Sublicensee and/or his or her company. It is the exclusive and sole duty of the Sublicensor to investigate the integrity and worthiness of its prospective Sublicensee. Hence, it is the sole and exclusive responsibility of Sublicensor to ascertain that the current and prospective Sublicensees abide by said clause.

E.

Sublicensee desires to obtain from Sublicensor and Sublicensor desires to grant to Sublicensee a sublicense to use, manufacture and sell certain products (as herein defined) incorporating, based on or derived from certain of the Properties, and to use the Logo (see Schedule 2.2.1) in connection with the sale of such products, subject to the terms and conditions hereinafter set forth.

07/08/05

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

1.

Definitions.  The defined terms used in this Agreement shall have the meanings set forth below.

Advertising Material shall mean any and all packaging, advertising and promotional materials in any medium whatsoever used by Sublicensee in connection with the Sublicensed Products, including without limitation written advertisements, point-of-sale displays, tags, labels, and radio and television commercials.  (See  Approval Procedures-Section 15.)

1.1.1  The use of Internet is strictly limited specifically to advertising pictures of the Sublicensed Products. It is strictly prohibited in every circumstance and under every condition to scan onto the Internet any and all digital images from the BAV. There is no exception to this.

Affiliate shall mean any entity which directly or indirectly controls, is controlled by or is under common control with Sublicensee.  The term “control” as used herein means possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

1.2.1  Affiliates means every partner that has a provable valid contract with the Sublicensor. The affiliates do not have the rights or grants in the main License Agreement. They must strictly and always abide by the limitations and conditions which bind the Sublicensor in the main License Agreement with UVPR. It is the sole and exclusive responsibility of the Sublicensor to ensure that this clause in being implemented by their Sublicensees.

Commencement Date shall mean the date first set forth above.

1.3.1 The Commencement Date shall mean the date this Agreement is approved and signed by the UVPR. Only original copies are required, one for each signing party and one for UVPR. Each page of the sublicense shall be initialized by ALL parties, including UVPR.

Exhibit(s) shall mean temporary exhibition(s) sponsored and staged independently or in conjunction with a museum or gallery, which (i) include the display of multiple (not less than an aggregate of fifty), different Sublicensed Products of any Sublicensee or  Affiliate of Sublicensor, (ii) are generally open to the public for an admission fee, and (iii) have been pre-approved by UVPR, following consultation with BAV, when other items appearing with Sublicensed Products form part of the total exhibit

1.4.1 The admission fee must be approved by UVPR to insure that it is reasonable; this requirement is to protect the image of the Vatican and the BAV to prospective viewers of any exhibit.

Sublicensed Products shall mean those Products described on Schedule 1.5 hereto.

Sublicensee’s Work Product shall mean that Work Product which Sublicensee owns as set forth in Section 16.4.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

Properties shall mean original artwork, manuscripts, books, sculptures, coins, images, and other three-dimensional objects that are located in and owned exclusively by the Vatican Library, including rights and property of the Vatican Library in the Salone Sistino and the Library Gallery prior to October 1, 1999.

1.7.1  Excluded are any items that are conserved in the BAV but under copyright and proprietary laws outside of BAV dominion and independent of the contracting parties hereunder, such as particular coins, books, manuscripts and other types of works of art and medals from the Medagliere that have been recently donated to the BAV and whose artists (authors, designers and sculptors) are still living.

1.7.2  The Sublicensee possesses no rights whatsoever to reproduce in any form, including adaptations, any work of art and/or manuscript and/or facsimile that does not form part of the stable patrimony of BAV and of which BAV has no exclusive copyright.

1.8  Receipts shall mean the gross amount actually billed by Sublicensee or its Affiliates on sales of Sublicensed Products, less any returns, taxes and/or freight, shipping and insurance charges, and other allowances approved by Sublicensor, but only to the extent that such returns, taxes and/or charges, and allowances are actually paid or credited by Sublicensee or its Affiliates with respect to any customer accounts. Sales of Sublicensed Products to any Affiliate which is a reseller thereof shall be excluded until the subsequent sale by such Affiliate.

1.9  Retail Store shall mean any and all retail outlets operated by the [*****] sublicensee(s) of Sublicensor for retail stores under the trade name “Vatican Library Collection” (or other name specifically approved in writing by Sublicensor and UVPR) for point of purchase sale by such sublicensee(s) of the Sublicensed Products authorized by their respective sublicense agreement(s), including without limitation physical fixed locations (whether owned or rented), kiosks (fixed or movable), catalogue sales of Sublicensed Products sold at fixed location Retail Stores, limited internet sites pre-approved by UVPR, following consultation with BAV, for sale of Sublicensed Products sold at fixed location Retail Stores (or other technological means of distribution and sale of Sublicensed Products sold at fixed location Retail Stores, whether now existing or created in the future), temporary sites for events, and space within stores, malls or the like.

1.10  Royalties shall mean the percentage compensation on Receipts and Sublicense income, if any, to be paid by Sublicensee to Sublicensor pursuant to Section 6.2 hereof.

1.11  Specifications shall mean the technical, functional and design specifications for a Sublicensed Product agreed upon by Sublicensee and approved by both Sublicensor and UVPR pursuant to Section 15.2.

1.12  Territory shall mean the specified geographic area covered by the Sublicensee’s rights pre-approved by UVPR, as described on Schedule 1.12 hereto.

2.

Grant of Sublicense.

2.1  Sublicense.  Sublicensor hereby grants to Sublicensee, under the terms and conditions set forth in this Agreement, the exclusive and/or nonexclusive (as specified in

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

Schedule 1.12) right and sublicense to manufacture, sell, distribute and advertise the sale of Sublicensed Products in the Territory.

2.1.1 Notwithstanding the foregoing grant of rights, Sublicensor has informed Sublicensee and Sublicensee hereby acknowledges that the Sublicensor has certain obligations to third parties with respect to the sale and distribution of Sublicensed Products through the channels identified in this subsection 2.1.1. Accordingly, Sublicensee shall not be authorized to, and Sublicensee agrees that it shall not, (i)  sell Sublicensed Products through fundraising programs organized or operated by Sublicensee, (ii) stage, sponsor or hold “Exhibits” as defined in Section 1.4 to promote or market Sublicensed Products, (iii)  market and sell Sublicensed Products through Retail Stores operated under the name and logo of The Vatican Library Collection or otherwise promoted or advertised as “  officially licensed” Vatican Library stores, (iv)  market and sell Sublicensed Products through Internet sites or catalogue sales programs operated under the name and logo of The Vatican Library Collection or otherwise promoted or advertised as the “ officially licensed” Vatican Library Collection of products pre-approved by UVPR Internet site or catalogue sales program provided, however, that the display of Sublicensed Products on the Sublicensee’s website shall not be prohibited by, and shall not constitute any breach or violation of this clause (iv), (v) market and sell Sublicensed Products on television home shopping channels, except in conjunction with, and through sales at the Sublicensee’s  most favorable wholesale prices for similar quantities to Sublicensor’s exclusive “officially licensed” Vatican Library Collection home shopping channel sublicense, or (vi) market and sell to stores located in Vatican City and/or its extra-territorial domains.

Notwithstanding the foregoing grant of rights, Sublicensor reserves the right to manufacture and sell, or to sublicense third parties to manufacture and sell, products similar to the Sublicensed Products, but solely for sale as limited editions or collectibles contingent upon UVPR approval.

Sublicensee may not sell Sublicensed Products to any wholesaler or retailer or any other entity when Sublicensee knows or has reason to believe that the Sublicensed Products will be sold by street vendors and/or other non-conventional manners of distribution.

Sublicensee shall also not manufacture, sell or distribute the Sublicensed Products to any party or entity who changes, alters or adds to the Sublicensed Products in any manner whatsoever and then resells or distributes the Sublicensed Products to retailers, wholesalers, vendors or the general public, unless approved in advanced in writing by Sublicensor contingent upon UVPR approval.

2.2  Logo Sublicense.  Sublicensor hereby grants to Sublicensee a [*****] sublicense to use the Logo and logotype “The Vatican Library Collection” on or in association with the Sublicensed Products in the Territory and on all Advertising Material associated therewith.  Sublicensed Products shall be sold, distributed and advertised with appropriate labels, hang tags, trademark notices and other attributes and identification which identify them with Sublicensor.

2.2.1 The logo and logotype is the one specifically approved by UVPR and indicated on Schedule 2.2.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

2.2.2 Sublicensee shall be authorized to utilize the name and approved logo “The Vatican Library Collection” in order to represent to the public that Products manufactured and sold by Sublicensee hereunder pursuant to the rights granted herein are officially sanctioned by The Vatican Library.  Hangtags/labels utilized for Sublicensed Products shall read “The Vatican Library Collection” and bear the Logo. Sublicensor shall provide specific graphic artwork for labels, hangtags or advertising materials in which “The Vatican Library Collection” name and/or logo is used.  All packaging, “text” labeling or advertising using the same requires the prior written approval of Sublicensor, who must already have prior written approval from UVPR.  A copy of the logo and graphic standard for The Vatican Library Collection is attached as Schedule 2.2.1.

2.3  No Combination.  No material from any Properties or the Logo shall be combined in any Sublicensed Product with any characters, images, products or trademarks of any other party without Sublicensor’s prior written approval contingent upon UVPR approval, except for Sublicensee’s trademark and design, and line and price listings.

2.4  No Sublicense.  Sublicensee shall not have any right to sublicense or transfer in any way the rights granted to it by Sublicensor under this Agreement.

2.5  Reservation of Rights.  Sublicensee has no right in and to the Properties and Logo which fall outside the provisions specifically stated in this Agreement.

3.

Cooperation.  Each of the parties acknowledges that the development of the Sublicensed Products will be a cooperative process requiring the contributions and special expertise, documents and personnel of each party as provided in this Agreement. Each party will appoint a project coordinator to facilitate the tasks to be performed by such party under this Agreement.

4.

Representations and Warranties.

4.1  Sublicensor Representations and Warranties.  Sublicensor hereby represents and warrants, both as of the Commencement Date and continuing thereafter until the termination date of the Agreement, that it has the right and power to grant the sublicense granted herein, there are no other agreements with any other party in conflict therewith and Sublicensor has no actual knowledge that the Properties or the Logo infringe any copyright or trademark of any third party.

4.2  Sublicensee Representations, Warranties and Covenants.  Sublicensee hereby represents, warrants and covenants as follows, both as of the Commencement Date and continuing thereafter:

4.2.1 Sublicensee is experienced and knowledgeable in the manufacture, sale and distribution of products similar to the Sublicensed Products and has adequate resources and experience to fulfill its obligations set forth herein.

4.2.2 Sublicensee agrees not to directly or indirectly produce or manufacture or permit the production or manufacture of Sublicensed Products with the use of prison, child or forced labor.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

4.2.3 Sublicensee has the right and power to perform the obligations set forth herein, and there are no other agreements with any other party in conflict herewith and for the duration of this Agreement.

4.2.4 No injurious, deleterious or toxic substances shall be used in any Sublicensed Products, and the Sublicensed Products will be manufactured, advertised and sold in compliance with all applicable laws and regulations. It is the exclusive and sole responsibility of the Sublicensor and the Sublicensee to ascertain the current laws regarding these issues in the country in which the Sublicensed Products are being produced

4.2.5 Sublicensee shall use all reasonable efforts to develop and manufacture the Sublicensed Products so that they will not cause harm when used as instructed and with ordinary care for their intended purpose. Consequently, the Sublicensor and the Sublicensee are the ones solely and exclusively liable to the possible harm that the manufacturing of products might produce.

4.2.6 All services provided by Sublicensee hereunder will be performed in a skillful, competent and workmanlike manner in accordance with first-class industry standards.  Sublicensee warrants that the Sublicensed Products will be of high quality in design, material and workmanship and suitable for their intended purpose.

 4.2.7 The Sublicensor and Sublicensee are the ones solely and exclusively liable for the violation of any such laws and regulations, and will guarantee that the Sublicensed Products will be manufactured, distributed and sold in strict compliance with all applicable laws and regulations.

5.

Term. This Agreement and the sublicense granted herein shall commence on the Commencement Date and shall continue for a term of approximately three (3) years ending June 30, 2008, unless earlier terminated as provided herein. Sublicensee shall have the right and option to extend the term for an additional five (5) years by written notice delivered to Sublicensor no less than ninety (90) days prior to expiration of the original term, during the continuance of Sublicensor’s License Agreement, as the same may be extended or renewed. (See Schedule 5 hereto.)

6.

Compensation.

6.1  Advance Sublicense Fee.  [*****]

If Sublicensor has not received the Advance Sublicense Fee due on the execution of this Agreement, Sublicensor shall have the right to terminate this Agreement, with immediate effect, by providing Sublicensee with written notice of termination.

6.1.2 It is the exclusive responsibility of the Sublicensor to immediately inform UVPR of the termination of this Agreement.

6.2  Royalties.  Sublicensee agrees to pay to Sublicensor during the term of this Agreement the following Royalties:

6.2.1  [*****]

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

6.2.2  A “sale” shall be deemed to have occurred and a Sublicensed Product shall be considered “sold” by Sublicensee when such Sublicensed Product is paid for. Sublicensee shall make commercially reasonable efforts to collect monies due on its sales of Sublicensed Products.

7.

Minimum Royalty.  Sublicensee agrees to pay to Sublicensor a minimum annual Royalty during each year of the term of this Agreement in accordance with Schedule 7 attached hereto and incorporated herein by reference.

7.1  Payment of Minimum Royalties.  In the event the actual Royalty amounts owed to Sublicensor by Sublicensee for any year or period pursuant to Section 6.2 are less than the minimum annual Royalty as specified in this section, Sublicensee shall pay the difference to Sublicensor within fifteen (15) days following the end of the applicable year or period.

7.2  Termination Right.  In the event the actual Royalties payable by Sublicensee pursuant to Section 6.2 for any year are less than the minimum Royalty amounts set forth in Schedule 7, Sublicensor shall have the right, at its option and in its sole discretion, to terminate this Agreement within sixty (60) days following the end of such year, effective as of the date of such notice.  In the event of such termination, Sublicensee shall be released from its obligation for future minimum annual Royalties but shall remain responsible for the shortfall for the prior year.  If Sublicensee does not sell the minimum sales units for each Product category listed on Schedule 1.5 Sublicensor shall have the right, at its option and in its sole discretion, to terminate this Agreement or delete that Product from this Agreement upon sixty (60) days written notice by Sublicensor to Sublicensee but said deletion shall not serve to lower the total minimum Royalty payable by Sublicensee. However, should the terms of this Agreement be changed, such change must be approved by UVPR pursuant to Section 19.1.

7.1.1  If separate categories of Sublicensed Products with separate minimum annual royalty amounts and a separate Advance Sublicense Fee are covered by this Agreement, each such separate category of Sublicensed Products will be accounted for independently.  No royalties shall be paid to Sublicensor under Section 6.2 with respect to sales and licensing of a Sublicensed Product (or separate category thereof) during the initial year of the term hereof until the full amount of the Advance Sublicense Fee attributable to that Sublicensed Product (or separate category) has been fully recouped by Sublicensee.

7.1.2  It is the exclusive and sole responsibility of the Sublicensor to immediately inform UVPR of the termination of this Agreement.

7.3  Payment.  Sublicensee shall pay to Sublicensor all Royalties owing under Section 6.2 for each calendar quarter no later than fifteen (15) days following the last day of such quarter.  All Royalties and other amounts payable to Sublicensor in accordance with the provisions of this Agreement are payable in United States dollars by check made payable to Sublicensor and delivered to the address set forth in Section 22.11 or at such other office or by such other method as Sublicensor may from time to time designate in writing.  A duplicate copy of the payments due to Sublicensor shall be sent by Sublicensor to UVPR. Each Royalty declaration must follow the requirements of Section 5.2 of the main License Agreement, a copy of which declaration and payment must also be sent to UVPR by Sublicensor.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

7.3.1 Late Payments.  Late payments shall be subject to a late payment charge equal to 1% per month from the date such payments were originally due until paid in full. A copy of documentation relative to such late payment received by Sublicensor shall be sent to UVPR by Sublicensor.

7.4  Taxes and Deductions.  If any country imposes a withholding tax against Sublicensor with respect to the Royalties payable to Sublicensor by Sublicensee on sales of the Sublicensed Products in such country, and Sublicensee pays such tax on behalf of Sublicensor, Sublicensee may deduct the amount of such withholding tax from the Royalties owing to Sublicensor hereunder on the condition that (i) such tax is an income tax as to which a foreign tax credit is allowable to Sublicensor under the current Internal Revenue Code, and (ii) Sublicensee furnishes to Sublicensor such information as Sublicensor requires to evidence Sublicensor’s right to credit such withholding tax against its United States federal income tax liability.

7.5  Royalty Statements.  Sublicensee shall furnish to Sublicensor, at the same time it makes payment of Royalties, a full and complete statement, duly certified by the Chief Financial Officer of Sublicensee to be true and accurate, showing in reasonable detail the basis upon which such Royalties were calculated, including without limitation (i) the number of each type of Sublicensed Product sold during the calendar quarter in question, (ii) the total gross sales revenues for each such type of Sublicensed Product, (iii) an itemization of all allowable deductions, if any, (iv) the sales price for each Sublicensed Product, (v) the amount of Royalties due with respect to such sales, and (vi) such other pertinent information as Sublicensor may reasonably request from time to time.

7.5.1  Sublicensor has the exclusive and singular obligation to inform UVPR every calendar quarter of the income generated from such Royalties. A projected late report should be accompanied by a thorough explanation by Sublicensor as to the reason for its tardiness.

7.5.2  Sublicensor has the responsibility of informing UVPR of any material controversy between Sublicensor and Sublicensee in accordance with the provisions of Section 21.

8.

Retention of Records.  During the term of this Agreement and for a period of five (5) years thereafter, Sublicensee shall keep complete and accurate records of:

The number and type of Sublicensed Products produced pursuant to this Agreement;

The gross sales recorded;

The taxes, duties, shipping costs, insurance costs and approved allowances incurred in connection with said sales; and

The net returns.

9.

Audit Right.  Sublicensor, by its duly authorized agents and representatives, shall have the right to audit such books, documents and other material from time to time and shall have access thereto during ordinary business hours, and shall be at liberty to make copies of such books, documents and other material.  Sublicensor shall maintain the confidentiality of all information obtained by Sublicensor as a result of auditing Sublicensee and shall not reveal any such information to any third

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

party except in connection with legal action or such other proceeding implemented by Sublicensor to enforce any of Sublicensor’s rights under this Agreement.  Sublicensor shall conduct no more than one audit in any calendar year.

10.

Underpaid Royalties.  If any audit of Sublicensee’s books and records reveals that Sublicensee has failed to account for and pay Royalties owing to Sublicensor, and the amount of any Royalties which Sublicensee has failed properly to account for and pay for any annual accounting period exceeds, by three percent (3%) or more, the Royalties actually accounted for and paid to Sublicensor for such period, Sublicensee shall, in addition to paying Sublicensor such past due Royalties, reimburse Sublicensor for its direct out-of-pocket expenses incurred in conducting such audit, together with interest on the overdue Royalties, such interest to be at a monthly rate of 1.5 percent from the date past due royalties were due until the date royalties are paid in full in accordance with Section 7.3.1.

11.

Indemnification.

11.1  Right to Indemnification.  Sublicensee hereby agrees to indemnify and hold harmless Sublicensor, UVPR and BAV, the Vatican City State and the Roman Catholic Church and their respective subsidiaries, affiliates, successors and assigns, and the officers, directors, employees and agents of each of the foregoing (collectively, the “Indemnified Parties”) from and against any and all claims, demands, losses, costs, liabilities and expenses, including reasonable attorneys’ fees and costs, arising out of or related to the design, manufacture, distribution and sale of Sublicensed Products by Sublicensee pursuant to this Agreement.

11.2  Reimbursement Upon Demand. Sublicensee shall immediately reimburse an Indemnified Party upon demand for all damages, losses, liabilities, awards, costs and expenses, including reasonable attorneys’ fees and costs, incurred by the Indemnified Party to investigate, defend and/or settle any and all claims or suits or proceedings for which Sublicensee has an obligation to indemnify and hold harmless such Indemnified Party, provided such Indemnified Party gives prompt notice to Sublicensee of any such claim or suit or proceeding.

11.3  Claims Procedures.  With respect to any claims falling within the scope of the foregoing indemnifications:  (a) the indemnified party (the “Indemnitee”) agrees promptly to notify Sublicensee of and keep Sublicensee fully advised with respect to such claims and the progress of any suits in which Sublicensee is not participating; (b) Sublicensee shall have the right to assume, at its sole expense, the defense of a claim or suit made or filed against Indemnitee and for which it is claiming indemnification; (c) Sublicensee shall have the right to participate, at its expense, in any suit instituted against it; (d) Sublicensee shall have the right to approve any attorneys selected by Indemnitee to defend it; and (e) Indemnitee shall not settle any claim or suit without the prior written approval of Sublicensee.

12.

Commercialization Efforts.

12.1  Manufacture and Sale of Sublicensed Products.  Sublicensee agrees to make necessary arrangements so that the manufacture, packaging and introduction into distribution channels of each Sublicensed Product will occur promptly after Sublicensee and Sublicensor have approved the final production version of each Sublicensed Product contingent upon approval of each product by UVPR.  Sublicensee agrees to manufacture the Sublicensed Products in sufficient

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

quantities to meet the reasonably anticipated demand for such Sublicensed Products.  Sublicensee also agrees to exercise reasonable efforts to advertise and promote the Sublicensed Products at its own expense and to use its best efforts to sell the Sublicensed Products in the Territory.  In order to assist Sublicensor in reviewing Sublicensee’s marketing activities, Sublicensee agrees to furnish Sublicensor upon request complete information evidencing, on a country-by-country basis, Sublicensee’s efforts to market the Sublicensed Products in such countries.

12.2  Business Development Plans.  Sublicensee shall, at least annually, provide Sublicensor with a brief written tentative business plan indicating the countries in which Sublicensee proposes to manufacture and sell Sublicensed Products during the following twelve (12) month period. Sublicensee agrees that, upon request, it will meet with Sublicensor on a biannual or more frequent basis to review promotional activities, production and sales during the year.

12.3  Notification Requirements.  Notwithstanding anything to the contrary contained in this Agreement, Sublicensee acknowledges and agrees that (i) Sublicensee shall give Sublicensor reasonable written notice prior to Sublicensees’ initial sale or other exploitation of a Sublicensed Product in each country outside the United States, (ii) Sublicensee shall not, unless Sublicensor, who must already have prior written approval from UVPR, otherwise consents in writing, sell or otherwise exploit a Sublicensed Product in any such country until Sublicensor have had an opportunity, at its election, to file an application for registration of the Trademarks in any such countries, and (iii) Sublicensee shall not, unless Sublicensor otherwise consents in writing, sell or otherwise exploit a Sublicensed Product in any country outside the United States and the British Commonwealth (including Canada) in which Sublicensor has notified Sublicensee that there exists litigation, or an unresolved dispute, with respect to registration of the Trademarks.

The Sublicensor has the exclusive and singular obligation to inform UVPR every six months of such the activities.

It is hereby guaranteed that the UVPR, the BAV, the Vatican City State, and the Roman Catholic Church are completely and fully excluded from any legal action that arises from such infringements unless caused directly by the aforementioned parties.

12.4

  Restrictions on Sales of Sublicensed Products.

12.4.1 The Sublicensed Products shall be sold to the public through normal retail outlets only in the manner in which articles of the same general description are generally merchandised to the public.  Sublicensee shall not use or sell the Sublicensed Products as premiums, or distribute the Sublicensed Products to parties which the Sublicensee has reason to believe intend to use or sell the Sublicensed Products as premiums, except with Sublicensor’s prior written consent.  Use or sale of the Sublicensed Products as “premiums” for purposes of the foregoing provisions shall mean the use or sale of the Sublicensed Products in connection with promotional programs designed to promote the sale of the Sublicensed Products or other goods or services of the Sublicensee or a third party, including without limitation joint merchandising programs, give-aways, sales incentive programs and traffic builders.

12.4.2 Nothing herein shall prevent Sublicensee from doing any of the foregoing when done exclusively for the purpose of promoting the sale of the Sublicensed Products or from offering the Sublicensed Products bundled with third parties’ goods or services, subject to the prior

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

written approval of Sublicensor (such approval not to be unreasonably withheld or delayed) and subject always to the payment of Royalties pursuant to the provisions of Section 6  as if the Sublicensed Products had been sold at Sublicensee’s normal wholesale prices.

13.

Direct Purchase Right.  Sublicensor shall have the right to purchase Sublicensed Products from Sublicensee (for distribution and sale directly or indirectly by Sublicensor) at pricing equal to the best pricing and terms offered by Sublicensee to third parties, provided, however, that Sublicensor shall not distribute and sell such products, directly or indirectly, in a manner that could reasonably be expected to be disruptive to the marketing of the Sublicensed Products then being actively conducted by Sublicensee. Such purchases by Sublicensor shall be subject to payment of the Royalty provided for in Section 6 hereof. No more than 5% of each production run per product may be purchased by Sublicensor or Affiliates under this clause.

  Sublicensor has the exclusive and singular obligation to inform the UVPR every six months of such activities.

14.

Free Copies.  In addition to the random production samples of the Sublicensed Product to be supplied by Sublicensee to Sublicensor free of charge under Section 15.5, Sublicensee shall, upon official publication of a Sublicensed Product hereunder, deliver ten (10) free copies of such Sublicensed Product to Sublicensor and two (2) free copies of such Sublicensed Product to UVPR.

15.

Approval Procedures.

15.1  General.  Sublicensee shall comply with all reasonable procedures which Sublicensor may from time to time adopt regarding its approval of Advertising Material and of Sublicensed Products which Sublicensee proposes to manufacture and sell under this Agreement.  These approval procedures shall be implemented using prescribed forms to be supplied to Sublicensee by Sublicensor and shall incorporate the basic approval requirements and steps outlined in the following sections.  Sublicensee agrees to retain all materials relating to approvals in its files while this Agreement remains in effect and for one year thereafter.  Sublicensor’s approval rights shall be exercised in accordance with this Section 15.  Materials for review shall be sent to Sublicensor at the address set forth in Section 22.11 or such other address as Sublicensor may designate from time to time.

For the purposes of this approval clause, all final approvals for proposed Sublicensed Products are subject to prior approval by UVPR through Sublicensor. “Product” shall be deemed to include, but is not limited to the following: product, design, use of celebrities, promotions, and the format and content of press releases, press kits and advertising materials. Sublicensee further agrees that the content of any interviews or articles for publication in any media shall be limited to information relating to Sublicensee's products and marketing programs and the non-economic terms of this Agreement.

15.2  Approval of Sublicensed Products.  Sublicensee shall comply with the following steps for each Sublicensed Product as requested by Sublicensor from time to time as may be necessary for a Sublicensed Product, obtaining Sublicensor’s written approval, for the step of the procedure requested. Sublicensor must already have prior written approval from UVPR.  Unless by prior written notice from Sublicensor, following written approval of UVPR, it is exempted from such step with respect to a specific Sublicensed Product, for each different Sublicensed Product,

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

Sublicensee shall submit to Sublicensor for its prior review and approval the following materials as requested by Sublicensor:

(i)

the Vatican Library’s shelf number identifying the name of the collection, the number of the manuscript or item and the exact folio or page number, and the Vatican Library copyright information;

(ii)

a concept for the proposed Sublicensed Product, demonstrating by rough artwork, written description and product design the appearance and operation, including sound and interactive capabilities, if any,  of the proposed Sublicensed Product;

(iii)

finished artwork, text and/or audio for the Sublicensed Product, including the exact use of the Trademarks on or in connection with the Sublicensed Product;

(iv)

a reproduction master of the Sublicensed Product showing the exact form, quality, number and operational capabilities the Sublicensed Product will have when manufactured in production quantities;

(v)

three (3) identical production samples of each Sublicensed Product, to be submitted immediately to Sublicensor upon commencement of production; and

(vi)

any other materials Sublicensor deems necessary to review and approve proposed Sublicensed Products.

             15.2.1 Acknowledgement.  Sublicensor has advised Sublicensee and Sublicensee acknowledges that final product approval rests with Ufficio Vendita Pubblicazioni e Riproduzioni dei Musei Vaticani of the sovereign state of Vatican City (“UVPR”).  Sublicensee acknowledges the following approval clause contained in Sublicensor’s main License Agreement with UVPR:

Each Product must be approved in writing by [UVPR] before its sale, distribution or commercial presentation, which approval shall not be unreasonably withheld.  [UVPR] shall consult the Prefect of the Vatican Library before granting such approval.  All artistic and business decisions shall be made by Sublicensee, provided, however, that [UVPR] shall be accorded the right to review in advance of publication the content of each of the Products to insure its historical accuracy to determine whether in the exercise of its reasonable judgment the Project could subject the Vatican and/or the Catholic Church to criticism, embarrassment or obloquy.  Accordingly, each Product must be specifically approved by [UVPR].  [UVPR] shall have thirty (30) days from execution of this Agreement to review and approve any items scheduled for production in accordance with this Paragraph.  If [UVPR] disapproves of the content of a particular Product, it shall notify the Sublicensee of its reasons so that the Sublicensee may, if possible, make the necessary and appropriate changes.  If there has been no written notice of disapproval within thirty (30) calendar days of submission of such material by

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

Sublicensee and unless there has been a written request for extensions for reasonable cause made within said thirty (30) calendar days, the submission shall be deemed approved.

15.3  Approval of Advertising Material.  With respect to each different item of Advertising Material which Sublicensee (or any party acting on its behalf) proposes to produce and use under this Agreement, Sublicensee shall submit to Sublicensor such of the following materials as may be requested by Sublicensor from time to time and as necessary with respect to the particular Advertising Material, for the prior review and approval of Sublicensor and UVPR:

(i)

proposed written copy and text for the item of Advertising Material, with attached rough art showing how the Logos will be used in connection with the copy;

(ii)

final copy for the item, with finished “lift” art, showing the use of the Logo;

(iii)

finished “mechanicals” for the item; and

(iv)

a final printed sample of the item where feasible (as, for example, in the case of labels, hangtags, printed brochures, catalogs and the like).

Sublicensee shall comply with all of the foregoing approval steps for each item of Advertising Material, obtaining Sublicensor’s and UVPR's written approval at each step of the procedure, unless by prior written notice from Sublicensor and following written approval by UVPR, it is exempted from any such step with respect to a specific item of Advertising Material.  All Advertising Material shall include the copyright information (© Biblioteca Apostolica Vaticana).  Any Advertising Material that fails to include the copyright information shall not be approved.  Further, in connection with each submission under this Section 15.3, Sublicensee shall describe the proposed uses of the Advertising Material (including the media to be used) and the duration of such proposed uses.  In such cases, Sublicensor’s and UVPR's approval of the Advertising Material shall extend only to those proposed uses, duration of use, etc., described in Sublicensee’s submissions.

Sublicensee shall obtain Sublicensor’s written approval before using any celebrity or other spokesperson for the Sublicensed Product. Sublicensor must already have prior written approval from UVPR.

Sublicensee shall not (i) issue any press releases, without the express prior written authorization for the format and content from Sublicensor, who shall already have prior written approval from UVPR, or (ii) discuss matters other than the development of the Sublicensed Products and related marketing programs in any interviews with the press or other media concerning this Agreement or any related subject matter.

15.4  Time for Approval by Sublicensor. Sublicensor agrees to use reasonable efforts to notify Sublicensee in writing of the approval or disapproval by Sublicensor and UVPR of any materials submitted to Sublicensor under Section 15.2 and Section 15.3, within thirty (30) business days after Sublicensor's receipt of such materials. Sublicensor will endeavor to notify Sublicensee as soon as practicable of any changes to the content and context of the proposed materials.  Sublicensee will exercise its best efforts to provide materials to Sublicensor early in the production process so as

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

to allow as much time as possible for approval by UVPR. Sublicensor may need an additional thirty (30) business days for approvals on new images in order to secure the required approval from UVPR. Sublicensor’s approval shall not be unreasonably withheld or delayed.

15.5  Maintenance of Quality; Inspection of Production Facilities.  Sublicensee agrees to maintain the quality of each Sublicensed Product up to the specifications, quality and finish of the production sample of such Sublicensed Product approved by Sublicensor and UVPR under Section 15.2.  Sublicensee agrees not to change the Sublicensed Product in any respect that would materially alter either its looks or its quality, or to make any change in the artwork for the Sublicensed Product, without first submitting to Sublicensor samples showing such proposed changes and obtaining Sublicensor’s written approval of such samples in accordance with Section 15.2. Sublicensor must already have prior written approval from UVPR. From time to time after it has commenced manufacturing any Sublicensed Product, Sublicensee, upon Sublicensor’s request, shall furnish free of charge to Sublicensor a reasonable number of samples not to exceed four (4) from any production run of any Sublicensed Product specified by Sublicensor. Sublicensor shall have the right to withdraw its approval of any Sublicensed Product if the quality of such Sublicensed Product ceases to be acceptable to Sublicensor.

15.6  Unapproved Sublicensed Products or Advertising Materials.  Sublicensee shall not have the right to manufacture, offer for sale, distribute or sell any Sublicensed Product or use any item of Advertising Material unless Sublicensee has complied with all of the approval procedures and requirements set forth in this Section 15 and has obtained Sublicensor’s and UVPR's prior written approval of such Sublicensed Product or item of Advertising Material.  Failure by the Sublicensee to comply with the provisions of this Section 15 shall constitute a material breach of this Agreement and shall be grounds for termination of this Agreement by Sublicensor, as provided in Section 20.1 hereof.

15.7  Access to Vatican Library.  Pursuant to its main License and BAV terms and conditions, Sublicensor has the right of a limited access to the collection of the Vatican Library and of the Salone Sistino and the Library Gallery on a prescribed basis by each of these entities for purposes of obtaining/creating designs for Sublicensed Products.  The Sublicensee must contact directly and in writing the Prefect of the BAV and follow the prescribed procedure to have access to the BAV. This must be done on reasonable notice (two business weeks’ prior written notice shall constitute reasonable notice) and upon terms and conditions specified by the BAV.  Original artwork may not be used in molds or removed from the premises.  All work using the originals must be performed on the premises (e.g., copied by film, video, artist sketches) and under the supervision of the BAV.  All costs incurred in obtaining artwork, photographs, transparencies or otherwise in utilizing BAV staff shall be the responsibility of Sublicensee, and all time schedules and arrangements for access by Sublicensee to original art works shall be approved in writing by BAV. Furthermore, in accordance with the main License, transparencies must be returned to BAV within ninety (90) days as stated in the BAV protocol regarding this activity.

Images granted for reproduction from BAV may not be reproduced in any way, shape, or form and for any means and/or purposes other than the ones declared and approved by the UVPR and the BAV. It is prohibited to concede such items to third parties. It is the sole and exclusive responsibility of the Sublicensor to ensure that this clause is being strictly implemented by their Sublicensees.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

Transparencies and any other images of the Properties are obtained only from BAV following its terms and conditions.

15.8  Translations. All translations of written material used on or in connection with the Sublicensed Products or Advertising Material shall be accurate, and Sublicensee, when submitting the Sublicensed Products and the Advertising Material for approval, shall provide Sublicensor with accurate English translations of all such written materials.

15.9  Use of Properties.  None of the Properties or Logo shall be shown on or in any product or item of advertising, promotional or other material used by, endorsing or identifying Sublicensee or the products (including the Sublicensed Products) or services of Sublicensee without Sublicensor’s prior written approval. Sublicensor must already have prior written approval from UVPR.  Neither the Properties nor the Logo shall be combined in any Sublicensed Products or Advertising Material with any other characters, images, products or logos of any other party without Sublicensor’s and UVPR’s prior written approval.

15.10  Transactions with Other Sublicensees.  Sublicensee shall not, without Sublicensor’s prior written consent contingent upon UVPR prior written approval, (i) sell or deliver to another Sublicensee the artwork, films, molds or other devices used by Sublicensee to produce the Sublicensed Products or to create Advertising Material or (ii) print or otherwise produce any items using the  Logo for another Sublicensee.

16.

Copyright Provisions.

16.1  Rights in Copyrights.  Sublicensee shall not at any time during the term hereof or thereafter dispute or contest, directly or indirectly, Sublicensor’s and UVPR’s right and title to the Properties.  Sublicensee shall not acquire any rights in any copyrights or other rights in the Properties, except for the Sublicense granted herein.

16.2  Copyright Notices.  Sublicensee agrees to place on all Sublicensed Products and on all Advertising Material the copyright notice or notices in the name of Sublicensor specified below or as otherwise specified in writing by Sublicensor from time to time.  All Sublicensed Products shall contain the following notice of copyright:  ©Biblioteca Apostolica Vaticana.  Nothing herein contained shall prohibit Sublicensee from using its own trademark(s) on the Sublicensed Products and its own copyright notice on the Sublicensed Products where said Sublicensed Products contain independent material which is the property of Sublicensee.

16.3 Affixation of Notices; Name of Copyright Proprietor. Sublicensee acknowledges that proper copyright notices must be permanently affixed to all Sublicensed Products and Advertising Material and to any separate portions of Sublicensed Products or Advertising Material which contain the Properties or any portion thereof and which are intended to be used separately by the purchaser or ultimate user.  Sublicensee agrees that it will not, without Sublicensor’s prior written consent, affix to the Sublicensed Products or the Advertising Material a copyright notice in its name or the name of any person, firm or corporation other than Sublicensor.

16.4  Ownership and Assignment.  In accordance with the main License Agreement between UVPR and Sublicensor and the rights granted therein, Sublicensor shall own all right, title and interest, including all copyrights and copyright renewals and extensions, with respect to any

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

Sublicensed Product or any portion or component thereof using or incorporating the Properties, except as to such portion or component thereof as is a “derivative work” or “new work” (the “Sublicensee’s Work Product”).

16.5  Cooperation.  Each party agrees to take such actions and to execute, acknowledge and deliver to the other party such assignments, documents, instruments and agreements as either party shall request to effect or evidence the parties’ respective ownership rights described herein.

17.

Insurance.  Sublicensee shall obtain and maintain, at its sole cost and expense, a comprehensive general liability insurance policy from a recognized insurance company with coverage limits of not less than $1,000,000 per occurrence for bodily injury and property damage and products liability.  Such insurance shall be in the form and with insurers acceptable to Sublicensor and UVPR and shall include coverage for all premises and operations, broad form property damage, product liability and contractual liability (including obligations assumed under this Agreement).  The policies shall name each of Sublicensor, UVPR, BAV, the Vatican City State and the Roman Catholic Church as additional insureds.  Sublicensee shall furnish Sublicensor with evidence of the required insurance coverage within ten (10) days following execution hereof and shall thereafter provide Sublicensor with written notice of any change, replacement or termination of such insurance. In its turn Sublicensor must provide this information to UVPR within 10 days of receipt of insurance certificate.

Such insurance shall include coverage of Sublicensor, UVPR, BAV, the Holy See and their respective directors, officers, agents, employees, assignees and successors.  Within thirty (30) days after execution of this Agreement by Sublicensor, Sublicensee shall cause the insurance company or companies issuing such policies to issue certificates to Sublicensor confirming that such policies have been issued and are in full force and effect and provide coverage of Sublicensor as required by this Section 17, and also confirming that before any cancellation, modification or reduction in coverage of any such policy, the insurance company shall give Sublicensor thirty (30) days prior written notice of such proposed cancellation, modification or reduction.  Any insurance carried by Sublicensor or the other named insureds shall be deemed excess insurance not subject to contribution.

18.

Compliance with Laws.  Sublicensee shall, at Sublicensee’s expense, obtain all necessary governmental approvals, permits and sublicenses and comply with all laws, rules and regulations applicable to the manufacture, production, distribution, export, import, sale and use of all Sublicensed Products, including without limitation any safety studies.  Sublicensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of the Sublicensed Products or any components or properties thereof.

19.

Sublicensor Approvals.  Except as otherwise expressly stated, any approval or consent of Sublicensor provided for herein may be given or withheld by Sublicensor in its sole discretion for any reason or no reason, subject to obtaining such consent or approval of UVPR/BAV as may be required hereunder. Except as otherwise expressly provided in the main License Agreement or in Section 19.1 below or elsewhere in this Sublicense, UVPR/BAV shall approve or disapprove requests for required approvals or consents within ten (10) business days following receipt of a written request, or the request shall be deemed approved.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

UVPR Approvals.  Sublicensor shall provide UVPR with not less than thirty (30) days advance written notice of its intent to terminate or modify the material terms of this Sublicense.  Sublicensor agrees that subject to the following provision it shall obtain UVPR’s approval for any such modification prior to implementing such modification or termination, which approval shall not be unreasonably withheld.  Within ten (10) business days of its receipt of notice of Sublicensor’s intent to terminate or modify, UVPR shall either formally approve of the intended action or if it disapproves, it shall state the reasons for its disapproval in writing.  In the event that UVPR fails to respond in writing to the notice of intended action within said ten (10) business days, it shall be deemed to have approved of said action.  The parties understand and agree that the business terms of the Sublicense, including but not limited to the Territory, Minimum Royalties, Royalty percentage, and other substantive business terms fall within the discretion of Sublicensor.

20.

Breach and Termination.

20.1  Immediate Right of Termination.

20.1.1 In addition to any other right of termination contained elsewhere herein, Sublicensor shall have the right to terminate this Agreement immediately, by giving written notice to Sublicensee, in any of the following situations:

(a)

if Sublicensee becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any of the Sublicensed Products because of safety, health or other hazards or risks to the public;

(b)

if, other than under Title 11 of the United States Code or a similar law of any other country, Sublicensee becomes subject to any voluntary or involuntary insolvency, bankruptcy or similar proceedings, or an assignment for the benefit of creditors is made by Sublicensee, or an agreement between Sublicensee and its respective creditors generally is entered into providing for extension or composition of debt, or a receiver is appointed to administer the assets of Sublicensee, or the assets of Sublicensee are liquidated, or any distress, execution or attachment is levied on such of its manufacturing or other equipment as is used in the production and distribution of the Sublicensed Products and the same remains undischarged for a period of thirty (30) days;

(c)

if Sublicensee breaches the provisions of Section 2.4 prohibiting sublicensing;

(d)

if Sublicensee breaches the provisions of Section 22.1 prohibiting assignments;

(e)

if there is (i) a transfer of twenty-five percent (25%) or more of the capital stock of the Sublicensee in a single transaction or a series of transactions, (ii) if there is a transfer of the business and/or substantially all of the assets of the Sublicensee in a single transaction or a series of transactions, or (iii) if there is a merger or consolidation of Sublicensee with any other entity;

(f)

if Sublicensee undergoes a significant change in management;

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

(g)

if any changes are made to the terms of the Sublicense without written approval of UVPR pursuant to Section 19.1;

(h)

if Sublicensee is found guilty of a felony and/or becomes involved in activities that publicly denigrate or go against the doctrine of the Catholic Church and as a consequence tarnish the good name and image of UVPR and/or BAV and/or the Vatican City State and/or the Roman Catholic Church; or

(i)

if Sublicensee fails to perform or generate any income within two (2) years of signing this Agreement.

20.2  Curable Breaches.

If either party breaches any of the terms and provisions of this Agreement, other than those specified in Section 20.1, and the party involved fails to cure the breach within thirty (30) days after receiving written notice by certified or registered mail from the other party specifying the particulars of the breach, the non-defaulting party shall have the right to terminate this Agreement by giving written notice thereof to the defaulting party.

Not by way of limitation, Sublicensor shall have the right to terminate this Agreement (subject to Section 20.2.1), by giving written notice to Sublicensee, in any of the following events:

(a)

if Sublicensee makes, sells, offers for sale or distributes any Sublicensed Product or Advertising Material without having the prior written approval of Sublicensor and UVPR as required by Section 15 or makes any use of the Properties or Trademarks not authorized under this Agreement;

(b)

if Sublicensee fails to make any payment hereunder by the date such payment is due, or Sublicensee fails to submit complete and specific royalty statements to Sublicensor within the time periods specified in Section 7;

(c)

if Sublicensee becomes involved in activities that will tarnish the good name and image of UVPR and/or BAV and/or Vatican City State and/or the Roman Catholic Church; or

(d)

if Sublicensee breaches any of the provisions or covenants of Sections 11, 12.4, or 16.

Any Sublicensee breach as to a particular Sublicensed Product shall be considered a breach of the entire Agreement, and termination by Sublicensor shall be deemed to pertain to the entire Agreement and all Sublicensed Products unless Sublicensor specifies otherwise with prior written approval of UVPR.

20.3  Effect of Termination.  Termination of this Agreement under the provisions of this Section 20 or provisions set forth elsewhere in this Agreement shall be without prejudice to any rights or claims which Sublicensor may otherwise have against Sublicensee.  Upon the termination of this Agreement, all Royalties on sales made prior to the date of termination shall become

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

immediately due and payable to Sublicensor.  Upon the termination of this Agreement under the provisions of Section 20.1, neither Sublicensee nor its receivers, trustees, assignees or other representatives shall have the right to develop, sell, exploit or in any way deal with the Properties, Sublicensed Products, Advertising Material or Logo, except with the written approval and instructions of Sublicensor following pre-approval of UVPR.

Sections 2.5 (“Reservation of Rights”), 4 (“Representations and Warranties”), 7.3.1 (“Late Payments”), 8 (“Retention of Records”), 11 (“Indemnification”), 16  (“Copyright Provisions”), 20.3 (“Effect of Termination”), 20.4 (“Discontinuance of Use of Logo, Etc.”), 20.5 (“Disposition of Inventory Upon Expiration”), 22 (“Miscellaneous Provisions”) and any other provisions which by their nature are intended to survive shall survive any termination or expiration of this Agreement.

20.4  Discontinuance of Use of Logo, Etc.  Subject to the provisions of Section 20.5, upon the expiration or earlier termination of this Agreement, Sublicensee agrees to immediately and permanently discontinue manufacturing, selling, advertising, distributing and using the Sublicensed Products and Advertising Material, immediately and permanently discontinue using the Properties and Logo, immediately, either deliver to Sublicensor or destroy any copies, storyboards, molds, dies, patterns, devices or similar items from which the Sublicensed Products and Advertising Material were made or which contain any element of the Properties, and immediately terminate all agreements with manufacturers, distributors, affiliates and others which relate to the manufacture, sale, distribution and use of the Sublicensed Products.

20.5  Disposition of Inventory Upon Expiration.  Notwithstanding the provisions of Section 20.4, if this Agreement expires in accordance with its terms, and is not terminated for cause by Sublicensor, the provisions of this Section 20.5 shall apply.  If Sublicensee delivers to Sublicensor on or before the date thirty (30) days prior to the expiration of this Agreement a written inventory listing, on a product-by-product basis, of all Sublicensed Products in Sublicensee’s possession, custody or control as of the date of such inventory, Sublicensee shall have the right to sell any Sublicensed Products listed on such inventory for a period of six (6) months immediately following such expiration, subject to the payment of Royalties to Sublicensor on any such sales in accordance with the terms of this Agreement.  Sublicensor shall have the right (but not the obligation) to buy any or all of the Sublicensed Products listed on such inventory at Sublicensee’s cost of manufacture at the end of such six (6) month period.

21.

Communications.  Except as otherwise provided in Section 15.7, all contacts and communications of any type with UVPR or BAV in connection with or arising out of the provisions and requirements of this Agreement shall be handled exclusively by Sublicensor.  Sublicensee understands and acknowledges that it shall have no direct contact or written communication with UVPR or BAV without the prior written consent of Sublicensor.  Furthermore, Sublicensee shall promptly notify Sublicensor of the content and nature of any contact or communication that it may receive from UVPR or BAV.

22.

Miscellaneous Provisions.

22.1  No Assignments by Sublicensee.  Without the prior written consent of Sublicensor following pre-approval from UVPR, Sublicensee may not directly or indirectly assign,

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

transfer, sublicense or encumber any of its rights under this Agreement, and any such assignment, transfer, sublicense or encumbrance shall be void.

22.1.1 It is hereby guaranteed that the UVPR, the BAV, the Vatican City State, and the Roman Catholic Church are completely and fully excluded from any legal action that arises from such actions.

22.2 Assignment by Sublicensor.  Sublicensor (and its successors and assigns) shall have the right to assign, transfer or encumber any or all of its rights under this Agreement following pre-approval from UVPR.

22.3  Successors and Assigns.  Subject to Section 22.1, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

22.4  Independent Contractors.  The relationship between Sublicensor and Sublicensee is that of independent contractors.  Sublicensor and Sublicensee are not joint venturers, partners, principal and agent, master and servant, or employer and employee and have no relationship other than independent contracting parties.  Sublicensee shall have no power to bind or obligate Sublicensor in any manner other than as is expressly set forth in this Agreement.

22.5  Governing Law; Dispute Resolution.

Any disagreements between Sublicensor and Sublicensee shall be resolved exclusively in the Sovereign State of Vatican City.  Sublicensor and Sublicensee each hereby consent to jurisdiction in the Sovereign State of Vatican City.  All disputes relating to this Agreement between Sublicensor and Sublicensee shall be governed by the laws of the Sovereign State of Vatican City, and Sublicensor and Sublicensee each hereby consents thereto.  All proceedings shall be conducted in the English language.

Any party to this Agreement may, upon written notice reasonably made, request that the dispute be decided by binding arbitration.  Whenever a controversy arises between Sublicensor and Sublicensee in regard to the formulation, interpretation or application of any part of this Agreement, or in regard to an alleged wrongful act by either party, and when the parties are unable to settle said controversy amicably and one party has demanded arbitration, the dispute shall be referred to a College of Arbiters in the Sovereign State of Vatican City.  The College of Arbiters shall be composed of the following three members:  one Arbiter designated by Sublicensor, one Arbiter designated by Sublicensee and the third Arbiter, who will be the President of the College, will be agreed upon by the two (2) designated Arbiters.  In the instance when a party fails to designate its Arbiter within twenty (20) days of the receipt of notification of the appointment of the first Arbiter, the President of the Tribunal of the Sovereign State of Vatican City shall appoint the second Arbiter.  If the designated Arbiters cannot agree to a third Arbiter, the President of the College of Arbiters (i.e., the third Arbiter) shall be appointed by the President of the Tribunal of the Sovereign State of Vatican City (“Tribunal”).  Every Arbiter shall be independent and impartial.

The College of Arbiters shall have its seat in the Sovereign State of Vatican City.  There will be no appeal of its decision.  The expenses incurred by the arbitration will be assumed by the losing party.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

In any arbitration proceeding a party may be represented by legal counsel of its choice in accord with the laws of the Sovereign State of Vatican City.

Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated and the decision of the Arbiters. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers and others who may be directly affected.  Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws.  Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated.  Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

22.6 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter set forth in this Agreement.  There shall be no amendments or modifications to this Agreement, except by a written document which is signed by all parties including UVPR.

22.7  Headings.  The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

22.8  Severability.  Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions hereof.  The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by them when entering this Agreement may be realized.

22.9  No Waiver.  Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s right to the future enforcement of its rights under this Agreement, excepting only an express written and signed waiver as to a particular matter for a particular period of time.

22.10  Attorneys’ Fees.  In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving said dispute or default.

22.1  Notices.  Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by prepaid nationally recognized overnight courier, or by telefax, telex or cable, charges prepaid, to the respective addresses set forth below unless subsequently changed by written notice to the other party given in accordance with this section.  Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) business days after post-mark of destination or (iii) the date notice is sent via telefax during normal business days.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

To 1451:

1451 International Ltd.

600 West Broadway, Suite 1520

San Diego, California 92101

Fax: (619) 515-1481

with a copy to:

Guillermo Marrero, Esq.

International Practice Group

600 West Broadway, Suite 1520

San Diego, California 92101

Fax: (619) 515-1481

To SRLLC:

Second Renaissance, LLC

870 Encanto Street

Corona, California 92881

Fax: (951) 280-0971

with a copy to:

James R. Pickett, Esq.

32847 Abana Court

Temecula, California 92592

Fax: (951) 302-7205

To Sublicensee:

Eternal Image

28175 Haggerty Road

Novi, MI 48377

Attn: Clint Mytych, President & CEO

Fax: (248) 671-5001

To UVPR:

Francesco Riccardi, Administrator

Ufficio Vendita Pubblicazioni e Riproduzioni

I-00120 Vatican City State, Europe

Fax: 011-39-06-6988-3478

22.12  Compliance with Laws.  Nothing contained in this Agreement shall require or permit Sublicensor or Sublicensee to perform any act inconsistent with the requirements of any Vatican City State law, regulation or executive order may be in effect from time to time.

22.13  Confidentiality.  Except as otherwise agreed by the parties in writing, the parties shall treat in confidence and not disclose to any third party the terms of this Agreement, except as required by law.

UVPR Approval. This Agreement and the obligations of the parties hereunder are conditioned upon obtaining the pre-approval hereof by UVPR in the form of Schedule 22.14 attached hereto and incorporated herein by reference.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first set forth above.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

SCHEDULE 1.5

SUBLICENSED PRODUCTS

Sublicensed products shall mean caskets and urns for funeral home use.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

SCHEDULE 1.12

TERRITORY

Sublicensee shall have the [*****] right to manufacture and sell the Sublicensed Products in the following Territory:                                                worldwide.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

SCHEDULE 2.2.1

The VATICAN LIBRARY COLLECTION LOGO/SEAL

Certificate of Authenticity Front

THE VATICAN LIBRARY COLLECTION

Certificate of Authenticity Back

CERTIFICATE OF AUTHENTICITY

Since 1451 the Vatican Library has collected priceless illuminated manuscripts, ancient codices, precious works of art and artifacts from around the globe. For centuries only church officials and scholars have had access to the library's contents. Now, through licensing guaranteed by this Certificate of Authenticity, we make these exceptional treasures available to you.

Thank you for your purchase. We hope your enjoyment of this item is enhanced by the knowledge that a portion of all proceeds will be used to benefit the Vatican Library.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

SCHEDULE 5

TERM

This Agreement and the sublicense granted herein shall commence on the Commencement Date and shall continue for a term of approximately three (3) years ending June 30, 2008, unless earlier terminated as provided herein. Sublicensee shall have the right and option to extend the term for an additional five (5) years by written notice delivered to Sublicensor no less than ninety (90) days prior to expiration of the original term, during the continuance of Sublicensor’s License Agreement, as the same may be extended or renewed.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

SCHEDULE 6

ADVANCE SUBLICENSE FEE

[*****]

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

SCHEDULE 7

MINIMUM ANNUAL ROYALTIES

[*****]

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to a confidentiality request. Omissions are designated [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission with the confidentiality request.

SCHEDULE 22.14

APPROVAL OF UVPR

A.

  This will certify that 1451 INTERNATIONAL LTD. and SECOND RENAISSANCE, LLC (combined as “Sublicensor”) have separate legal and binding main License Agreements with the UFFICIO VENDITA PUBBLICAZIONI E RIPRODUZIONI ("UVPR"), whose legal representative is the undersigned, granting certain rights (as defined therein) to the BIBLIOTECA APOSTOLICA VATICANA  ("BAV" or "THE VATICAN LIBRARY").

B.  This will further certify and acknowledge that pursuant to the main License Agreements, Sublicensor has the right, subject to review and approval of proposed Products, publicity and other matters by UVPR following consultation with BAV, to sell and distribute within the Territory consisting of the entire world, unless otherwise specified, Products covered by the main License Agreements, and to utilize the name and logo of the Vatican Library Collection in connection therewith.

C.

  This will further certify that Sublicensor has the right, subject to approval by UVPR following consultation with BAV, to sublicense its rights under the main License Agreements, through the approved form of Standard Agreement for Sublicensing incorporated herewith. On July ___, 2005, the Standard Agreement for Sublicensing - Caskets & Urns and has been presented to the undersigned for pre-approval and UVPR hereby approves the same.

Approved on

Date:

UFFICIO VENDITA PUBBLICAZIONI

E RIPRODUZIONI (UVPR)

By:    Dr. Francesco Riccardi

Its:    Administrator